EXHIBIT 10.42

April 3, 2006

Name
Address
City State Zip

Re: Warrant exercise offer on $0.75 Warrants Purchased in October 2003 Wits Basin Private
Placement of Units

Dear Name,

Our records indicate you are a current warrant holder of certain October 2003 Private Placement warrants, with a current exercise price of $0.75. We are pleased to extend an offer to you to reduce the exercise price of those warrants to reflect an exercise price of $0.25 per share, if exercised on or before April 28, 2006. The enclosed Term Sheet for Warrant Exercise Proposal, Exhibit A, sets forth in greater detail the terms of this proposal.

The purpose of this proposal is to induce you to exercise your warrant(s) early, providing needed financing to Wits Basin in order to carry forward on its projects in Colorado and South Africa.

Additionally, you will find enclosed a Qualification Questionnaire (one for individual ownership and one for other types of ownership) and a Notice of Exercise of Warrant form. If you plan to participate, which we hope you will, please return the original warrant(s) being exercised, the completed Qualification Questionnaire for your specific ownership type, the Notice of Exercise of Warrant form and your payment (if by check) to:

Mark D. Dacko, CFO
Wits Basin Precious Minerals Inc.
900 IDS Center
80 South 8th Street
Minneapolis, MN 55402-8773

Should you need further information, please contact me at 416.587.7323 or Mark Dacko, our CFO, at 612.220.3237. Thank you for your consideration.

Sincerely,

H. Vance White
Chief Executive Officer

EXHIBIT A

TERM SHEET

No securities commission or other similar regulatory authority has passed on the merits of the securities offered herein nor has it reviewed this Term Sheet and any representation to the contrary is an offence. This Term Sheet is not, and under no circumstances is to be interpreted as, a prospectus, public information or advertisement of the securities described herein.

April 3, 2006

WITS BASIN PRECIOUS MINERALS INC.

WARRANT EXERCISE PROPOSAL

Securities	Private Placement warrants (“Warrants”) of Wits Basin Precious Minerals Inc., to purchase shares of the Company’s common stock (“Shares”).

Warrants Offered
The Company currently has 42,826,998 warrants issued and outstanding. The Company is offering the holders of 4,241,500 Warrants, with an exercise price of $0.75 per share, an offer to reduce the per share exercise price and to receive additional warrants for early exercise.

Proposal For Holders
Limited time reduction of the exercise price of the Warrants Offered to $0.25. Additionally, and any holder may exercise all or any portion of the Warrants held (at an exercise price of $0.25 per share) and for each two Shares purchased upon exercise, the holder will receive a new three-year warrant to purchase one share of the Company’s common stock (“New Warrant”) with an exercise price of $0.50 per share. The minimum amount required for exercise is 4,000 Shares per holder ($1,000) thereby receiving a New Warrant exercisable into 2,000 shares of common stock.

Exercise Time Period
The expiration date of the Warrants has been extended by Board of Directors of the Company until April 28, 2006. In order to participate in this proposal, you must exercise on or before April 28, 2006, 5 PM CST. After April 28, 2006, the Warrants will expire and your rights shall expire.

Registration Rights
The re-sale of the Shares received from the exercise of the Warrants are currently saleable pursuant to Prospectus rules. Any shares acquired upon the exercise of the New Warrant will only become available for re-sale upon the Company’s completion of an effective registration statement on a date to be determined after the completion of this proposal by the Company in its discretion. Furthermore, it is a condition of the Company that a minimum of 25% of the Warrants be exercised and the Company will, under a reasonable efforts commitment, apply for registration of the New Warrant to be listed and traded on the OTCBB.

Qualifications of Holders	The holders must qualify as “Accredited Investors” in order to participate in this proposal. The Company reserves the right to reject any holder at its sole discretion.

Use of Proceeds	Proceeds from the exercise of the Warrants offered will be used to satisfy general working capital purposes including general and administrative expenses.

Payment options	(1) Provide a check with your executed documents, or
(2) Initiate an electronic wire transfer to:

	Bank:	Wells Fargo Bank, N.A. MAC: N9305-011 6th & Marquette Avenue Minneapolis, MN 55479 (612) 667-8422

	Routing No.:	121000248

	Account Name:	Wits Basin Precious Minerals Inc.

	Account No.:	XXXXXXXXXXXXXXX

	SWIFT Code:	WFBIUS6S